SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1 )

VANCEINFO TECHNOLOGIES, INC.

(Name of Issuer)

AMERICAN DEPOSITARY SHARES

(Title of Class of Securities)

921564100

(CUSIP Number)

12/31/08

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[   ]

Rule 13d-1(c)

[X]

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 22 Pages

CUSIP NO. 921564100	13 G	Page 2 of 22 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH FUND III, L.P., A DELAWARE LIMITED PARTNERSHIP (“SCGF III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812490
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,119,608
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,119,608
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,119,608
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100	13 G	Page 3 of 22 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH PARTNERS III, L.P., A DELAWARE LIMITED PARTNERSHIP (“SCGP III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3735244
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 23,333
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 23,333
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,333
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100	13 G	Page 4 of 22 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND, A DELAWARE MULTIPLE SERIES LLC (“SCG III PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3737763
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 103,741
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 103,741
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 103,741
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 921564100	13 G	Page 5 of 22 Pages

1	NAME OF REPORTING PERSON SCGF III MANAGEMENT, LLC (“SCGF III LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812373
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,246,682
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 921564100	13 G	Page 6 of 22 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA I, L.P. (“SCC I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3514012
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,275,022
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,275,022
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,275,022
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100	13 G	Page 7 of 22 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P. (“SCC PTRS I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4387549
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 261,407
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 261,407
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 261,407
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100	13 G	Page 8 of 22 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P. (“SCC PRIN I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4887879
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 352,083
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 352,083
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 352,083
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100	13 G	Page 9 of 22 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA MANAGEMENT I, L.P. (“SCC MGMT I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3348112
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
2,888,512 shares of which 2,275,022 shares are directly held by SCC I, 261,407 shares are directly held by SCC PTRS I and 352,083 shares are directly held by SCC PRIN I.  SCC MGMT I is the General Partner of SCC I,  SCC PTRS I, and SCC PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
2,888,512 shares of which 2,275,022 shares are directly held by SCC I, 261,407 shares are directly held by SCC PTRS I and 352,083 shares are directly held by SCC PRIN I.  SCC MGMT I is the General Partner of SCC I,  SCC PTRS I, and SCC PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,888,512
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100	13 G	Page 10 of 22 Pages

1	NAME OF REPORTING PERSON MICHAEL MORITZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 50,608
6

SHARED VOTING POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Moritz is a Managing Member of  SCGF III LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 50,608
8

SHARED DISPOSITIVE POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Moritz is a Managing Member of  SCGF III LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,297,290
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.2%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100	13 G	Page 11 of 22 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 78,728
6

SHARED VOTING POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Leone is a Managing Member of  SCGF III LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 78,728
8

SHARED DISPOSITIVE POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Leone is a Managing Member of  SCGF III LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,325,410
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.2%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100	13 G	Page 12 of 22 Pages

1	NAME OF REPORTING PERSON MICHAEL GOGUEN I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Goguen is a Managing Member of  SCGF III LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Goguen is a Managing Member of  SCGF III LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,246,682
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100	13 G	Page 13 of 22 Pages

1	NAME OF REPORTING PERSON MARK KVAMME I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 45,016
6

SHARED VOTING POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Kvamme is a Managing Member of  SCGF III LLC.  Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 45,016
8

SHARED DISPOSITIVE POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Kvamme is a Managing Member of  SCGF III LLC.  Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,291,698
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100	13 G	Page 14 of 22 Pages

1	NAME OF REPORTING PERSON JAMES GOETZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 34,216
6

SHARED VOTING POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Goetz is a Managing Member of  SCGF III LLC.  Mr. Goetz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 34,216
8

SHARED DISPOSITIVE POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Goetz is a Managing Member of  SCGF III LLC.  Mr. Goetz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,280,898
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100	13 G	Page 15 of 22 Pages

1	NAME OF REPORTING PERSON J. SCOTT CARTER I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Carter is a Managing Member of  SCGF III LLC.  Mr. Carter disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Carter is a Managing Member of  SCGF III LLC.  Mr. Carter disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,246,682
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100	13 G	Page 16 of 22 Pages

1	NAME OF REPORTING PERSON ROELOF BOTHA I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 37,488
6

SHARED VOTING POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Botha is a Managing Member of  SCGF III LLC.  Mr. Botha disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 37,488
8

SHARED DISPOSITIVE POWER
2,246,682 shares of which 2,119,608 shares are directly held by SCGF III, 23,333 shares are directly held by SCGP III and 103,741 shares are directly held by SCG III PF.  Mr. Botha is a Managing Member of  SCGF III LLC.  Mr. Botha disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,284,170
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100	13 G	Page 17 of 22 Pages

1	NAME OF REPORTING PERSON FAN ZHANG I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 72,547
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 72,547
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,547
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100	13 G	Page 18 of 22 Pages

1	NAME OF REPORTING PERSON NAN PENG SHEN I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CHINA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 142,593
6

SHARED VOTING POWER
2,888,512 shares of which 2,275,022 shares are directly held by SCC I, 261,407 shares are directly held by SCC PTRS I and 352,083 shares are directly held by SCC PRIN I.  Mr. Shen is a Managing Member of SCC MGMT I.  Mr. Shen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 142,593
8

SHARED DISPOSITIVE POWER
2,888,512 shares of which 2,275,022 shares are directly held by SCC I, 261,407 shares are directly held by SCC PTRS I and 352,083 shares are directly held by SCC PRIN I.  Mr. Shen is a Managing Member of SCC MGMT I.  Mr. Shen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,031,105
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100	13 G	Page 19 of 22 Pages

ITEM 1.

(a)

Name of Issuer:

VanceInfo Technologies, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

3/F, Building 8, Zhongguancun Software Park

Haidian District, Beijing 100193

People’s Republic of China

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital Growth Fund III, L.P., a Delaware Limited Partnership

Sequoia Capital Growth Partners III, L.P., a Delaware Limited Partnership

Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC

SCGF III Management, LLC

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

Sequoia Capital China Management I, L.P.

Michael Moritz (“MM”)

Douglas Leone  (“DL”)

Michael Goguen  (“MG”)

Mark Kvamme  (“MK”)

James Goetz (“JG”)

J. Scott Carter (“SC”)

Roelof Botha (“RB”)

Fan Zhang (“FZ”)

Nan Peng Shen (“NS”)

SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.  MM, DL, MG, MK, JG, SC and RB are Managing Members of SCGF III LLC.  SCC MGMT I is the General Partner of SCC I, SCC PTRS I and SCC PRIN I.  NS is a Managing Members of SCC MGMT I.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-180

Menlo Park, CA  94025

(c)

Citizenship:

MM, DL, MG, MK, JG, SC, RB, FZ:  USA

SCGF III LLC, SCGF III, SCGP III, SCG III PF:  Delaware

SCC MGMT I, SCC I, SCC PTRS I, SCC PRIN I:  Cayman Islands

NS:  China

(d)

Title of Class of Securities:

American Depositary Shares

(e)

CUSIP Number:

921564100

CUSIP NO. 921564100	13 G	Page 20 of 22 Pages

ITEM 3.

If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.

Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  [ X ]

This refers solely to Fan Zhang’s decrease in ownership.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.

CERTIFICATION

NOT APPLICABLE

CUSIP NO. 921564100	13 G	Page 21 of 22 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  9, 2009

Sequoia Capital Growth Fund III, a Delaware Limited Partnership Sequoia Capital Growth Partners III, a Delaware Limited Partnership	Sequoia Capital China I, L.P. Sequoia Capital China Partners Fund I, L.P. Sequoia Capital China Principals Fund I, L.P.
By: SCGF III Management, LLC, their General Partner	By: Sequoia Capital China Management I, L.P. their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: /s/ Nan Peng Shen Nan Peng Shen, Managing Member
Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC
By: SCGF III Management, LLC, Its Managing Member
By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Douglas Leone Douglas Leone	/s/ J. Scott Carter J. Scott Carter
/s/ Michael Moritz Michael Moritz	/s/ Roelof Botha Roelof Botha
/s/ Michael Goguen Michael Goguen	/s/ Fan Zhang Fan Zhang
/s/ Mark Kvamme Mark Kvamme	/s/ Nan Peng Shen Nan Peng Shen
/s/ James Goetz James Goetz

CUSIP NO. 921564100	13 G	Page 22 of 22 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to shares of VanceInfo Technologies, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 9, 2009

Sequoia Capital Growth Fund III, a Delaware Limited Partnership Sequoia Capital Growth Partners III, a Delaware Limited Partnership	Sequoia Capital China I, L.P. Sequoia Capital China Partners Fund I, L.P. Sequoia Capital China Principals Fund I, L.P.
By: SCGF III Management, LLC, their General Partner	By: Sequoia Capital China Management I, L.P. their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: /s/ Nan Peng Shen Nan Peng Shen, Managing Member
Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC
By: SCGF III Management, LLC, Its Managing Member
By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Douglas Leone Douglas Leone	/s/ J. Scott Carter J. Scott Carter
/s/ Michael Moritz Michael Moritz	/s/ Roelof Botha Roelof Botha
/s/ Michael Goguen Michael Goguen	/s/ Fan Zhang Fan Zhang
/ s/ Mark Kvamme Mark Kvamme	s/ Nan Peng Shen Nan Peng Shen
/s/ James Goetz James Goetz